Exhibit 99.1

For Immediate Release

Access Integrated Technologies’ Digital Cinema Subsidiary Locks In 7.3 Percent Interest Rate

-- Two-Year Interest Rate Swap to Commence August 1, 2008 –

MORRISTOWN, N.J., April 2, 2008 – Access Integrated Technologies, Inc. (“AccessIT”) (Nasdaq: AIXD) today announced that its subsidiary, Christie/AIX has completed an Interest Rate Swap also known as a “synthetic fixed rate financing” under which it would hedge its exposure to increases in interest rate under the outstanding portion of its senior credit facility with General Electric Capital Corporation. GE Corporate Financial Services executed the transaction which will take effect commencing August 1, 2008 in accordance with the terms of the senior credit facility.

AccessIT’s subsidiary had obtained the $217 million non-recourse credit facility in 2006 to provide financing for the installation of more than 3,700 digital cinema systems in Phase One of its long-term digital cinema rollout plan. Of the original loan amount, approximately $200 million is outstanding and will be amortized commencing August 1, 2008 on a schedule with a balloon due in 2013. During Fiscal Year 2009, the amortization schedule calls for $15.3 million of principal reduction.

“As previously announced, we continue to pursue the refinancing of the debt currently outstanding with General Electric Capital Corporation. We determined, however, that it is prudent to lock in our interest rate for 90 percent of the outstanding debt under currently favorable terms today and thereby ensure savings of millions of dollars a year in interest expense compared to just a year ago,” said Bud Mayo, chairman and CEO of AccessIT.

Access Integrated Technologies, Inc. (AccessIT) is the global leader in providing integrated solutions for digital cinema. The Company's ground- breaking digital cinema networked services along with its Library Management ServerTM and Theatre Command CenterTM have enabled theatres across the United States to play more than six million digital showings of Hollywood features to date. AccessIT's comprehensive vendor neutral solutions provide advertising, pre-show entertainment, feature movies and alternative content, including live 2-D and 3-D events through its CineLive® satellite network, expanding box office sales and developing new ways to attract incremental revenues. Through its alternative content distribution division, The Bigger Picture, AccessIT offers channels of programming, including Opera, Kidtoons, Faith Based, Music, High Octane Sports and Anime. Access Integrated Technologies® and AccessITTM are trademarks of Access Integrated Technologies, Inc. For more information on AccessIT, visit www.accessitx.com . [AIXD-G]

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Suzanne Moore

Access Integrated Technologies, Inc.

973-290-0056

smoore@accessitx.com